Exhibit 4.1

Execution Version

$250,000,000

SUNCOKE ENERGY PARTNERS, L.P.

SUNCOKE ENERGY PARTNERS FINANCE CORP.

7 3/8% Senior Notes due 2020

Purchase Agreement

April 29, 2014

Citigroup Global Markets Inc.

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

    As Representatives of the

    several Initial Purchasers listed

    in Schedule 1 hereto

    c/o Citigroup Global Markets Inc.

    399 Greenwich Street

    New York, New York 10013

Ladies and Gentlemen:

SunCoke Energy Partners, L.P., a limited partnership organized under the laws of Delaware (the “Partnership”), and SunCoke Energy Partners Finance Corp., a corporation organized under the laws of Delaware (“Finance Corp.” and, together with the Partnership, the “Issuers”), propose to issue and sell (the “Offering”) to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representatives (the “Representatives”), $250,000,000 principal amount of their 7 3/8% Senior Notes due 2020 (the “Notes”). The Notes will be issued pursuant to the Indenture dated as of January 24, 2013 (as amended and supplemented to date, the “Indenture”) among the Issuers, the guarantors listed in Schedule 2 hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and will be guaranteed on an unsecured senior basis by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Notes constitute “Additional Notes” (as such term is defined in the Indenture and will be issued pursuant to and in compliance with the Indenture. The Issuers have previously issued $150,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2020 (the “Outstanding Notes”) under the Indenture. Except as otherwise disclosed in the Offering Memorandum (as defined herein) or Time of Sale Information (as defined herein), the Notes will have terms identical to the Outstanding Notes and will be treated as a single series of debt securities for all purposes under the Indenture.

The Notes will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Issuers and the Guarantors have prepared a preliminary offering memorandum dated April 28, 2014 (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Issuers, the Guarantors and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Issuers to the Initial Purchasers pursuant to the terms of this purchase agreement (the “Agreement”). The Issuers hereby confirm that they have authorized the use of the Preliminary Offering Memorandum, the other Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Offering Memorandum.

At or prior to 2:40 p.m. (New York City time), on the date hereof (the “Time of Sale”), the Issuers had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

It is understood and agreed to by all parties hereto that, prior to the date hereof, the Partnership, Sun Coal & Coke LLC, a Delaware limited liability company (“Sun Coal & Coke”), SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and SunCoke Energy, Inc., a Delaware corporation and the owner of 100% of the limited liability interests in Sun Coal & Coke (the “Sponsor”), entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which, among other things, Sun Coal & Coke will convey (the “Contribution”) a 33% interest in each of (i) Haverhill Coke Company LLC, a Delaware limited liability company (“Haverhill Operating Company”) which owns 100% of the limited liability interests of Haverhill Cogeneration Company LLC, a Delaware limited liability company (“Haverhill Cogeneration Company”) and (ii) Middletown Coke Company, LLC, a Delaware limited liability company (“Middletown Operating Company”) which owns 100% of the limited liability interests of Middletown Cogeneration Company LLC, a Delaware limited liability company (“Middletown Cogeneration Company”) to the Partnership.

It is further understood and agreed to by the parties hereto that, prior to the date hereof, the Partnership has offered (the “Equity Offering”) 3,220,000 common units representing limited partnership interests in the Partnership (the “Common Units”) pursuant to a Registration Statement on Form S-3 (File No. 333-194213). Several of the Initial Purchasers in this Offering are also part of the syndicate of Underwriters (collectively, the “Equity Underwriters”) in the Equity Offering. The Partnership, the General Partner, Sun Coal & Coke, the Sponsor and the Equity Underwriters entered into an Underwriting Agreement on April 24, 2014 (the “Underwriting Agreement”).

It is further understood and agreed to by the parties hereto that, pursuant to or in connection with the Contribution Agreement, the following transactions (the “Transactions”) will occur at or prior to the closing of the Offering of the Securities on the Closing Date (as hereinafter defined):

(a) the Partnership will issue 2,695,055 Common Units to Sun Coal & Coke by means of a private placement;

(b) the Partnership will pay to Sun Coal & Coke an amount in cash, or immediately available cash equivalents, equal to $10,402,775.82;

(c) the Partnership will assume and discharge, pursuant to an assumption agreement by and between the Partnership and the Sponsor (the “Assumption Agreement”), $99,868,329.06 principal amount of the Sponsor’s outstanding indebtedness under the Credit Agreement, dated as of July 26, 2011, among the Sponsor, the lenders party thereto from time to time, the Royal Bank of Scotland PLC and Keybank National Association, as revolving facility syndication agent and term loan facility documentation agent, Credit Suisse Securities (USA) LLC, as term loan syndication agent, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners for the term loan facility, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners for the revolving facility, and J.P. Morgan Chase Bank, N.A., as administrative agent, as amended by Amendment no. 1 thereto, dated as of January 24, 2013;

(d) pursuant to the Assumption Agreement, the Partnership will assume $160,000,000 principal amount of the Sponsor’s 7.625% Senior Unsecured Notes due August 2019 purchased by the Partnership pursuant to an Offer to Purchase dated April 25, 2014;

(e) the Partnership will issue additional General Partner Interests to the General Partner having a value of $3,328,882.50;

(f) the Partnership will enter into Amendment No. 2 to its existing Credit Agreement dated as of January 24, 2013 by and among the Partnership and certain of its subsidiaries and the lenders party thereto, as amended by Amendment No. 1 thereto, dated as of August 28, 2013 (as amended, the “Credit Agreement”), to increase the lenders’ commitments thereunder by $100,000,000; and

(g) the Partnership will have solicited consents from the holders of the Outstanding Notes to the proposed amendments to the Indenture set forth under “Description of Amendments to Indenture” in the Preliminary Offering Memorandum.

The Contribution Agreement, the Assumption Agreement, the Credit Agreement and Indenture (including any supplemental indenture thereto) are collectively referred to herein as the “Transaction Documents.” The Partnership, Finance Corp., the General Partner, Sun Coal & Coke and the Sponsor are collectively called the “Partnership Parties.” Haverhill Operating Company, Middletown Operating Company, Haverhill Cogeneration Company, Middletown Cogeneration Company, SunCoke Logistics LLC, a Delaware limited liability company (“SunCoke Logistics”), SunCoke Lake Terminal LLC, a Delaware limited liability company (“SunCoke Lake Terminal”), Kanawha River Terminals LLC, a Florida limited liability company (“Kanawha River”), Marigold Dock, Inc., an Alabama corporation (“Marigold Dock”) and Ceredo Liquid Terminal, LLC, a Florida limited liability company (“Ceredo”) are collectively called the “Operating Subsidiaries.” The Partnership, Finance Corp., the General Partner and the Operating Subsidiaries are collectively called the “Partnership Entities.” The Partnership Parties and the Operating Subsidiaries are collectively called the “SunCoke Entities.”

The “Organizational Agreements” shall mean the limited liability company agreements, charter, bylaws or other organizational document, as applicable of each of the Partnership Entities. The Organizational Agreements and the Transaction Documents are collectively called the “Operative Agreements.”

The Issuers and the Guarantors hereby confirm their agreement with the several Initial Purchasers concerning the purchase and resale of the Notes, as follows:

1. Purchase and Resale of the Notes.

(a) On the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, the Issuers agree to issue and sell the Notes to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Issuers the respective principal amount of Notes set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 103.75% of the principal amount thereof plus accrued interest from February 1, 2014 to the Closing Date. The Issuers will not be obligated to deliver any of the Notes except upon payment for all the Notes to be purchased as provided herein.

(b) The Issuers understand that the Initial Purchasers intend to offer the Notes for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes as part of their initial offering except:

(A) within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Notes is aware that such sale is being made in reliance on Rule 144A; or

(B) in accordance with the restrictions set forth in Annex C hereto.

(c) Each Initial Purchaser acknowledges and agrees that the SunCoke Entities and, for purposes of the “no registration” opinions to be delivered to the Initial Purchasers pursuant to Section 6, counsel for the Issuers and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above (including Annex C hereto), and each Initial Purchaser hereby consents to such reliance.

(d) The Issuers acknowledge and agree that the Initial Purchasers may offer and sell Notes to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Notes purchased by it to or through any Initial Purchaser.

(e) The SunCoke Entities acknowledge and agree that each Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the SunCoke Entities with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the

SunCoke Entities or any other person. Additionally, none of the Representatives nor any other Initial Purchaser is advising the SunCoke Entities or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The SunCoke Entities shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representative nor any other Initial Purchaser shall have any responsibility or liability to the SunCoke Entities for any breach of fiduciary duty. Any review by the Representatives or any Initial Purchaser of the SunCoke Entities and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Representative or such Initial Purchaser, as the case may be, and shall not be on behalf of the SunCoke Entities or any other person.

2. Payment and Delivery.

(a) Payment for and delivery of the Notes will be made at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York at 10:00 A.M., New York City time, on May 9, 2014, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Issuers may agree upon in writing. The Notes will be represented by one or more global notes (collectively, the “Global Note”) registered in the name of Cede & Co., as the nominee of The Depository Trust Company (“DTC”), each in such denominations as the Representatives may advise the Partnership. The Global Note will be delivered to the Trustee as custodian for DTC. The time and date of such payment and delivery is referred to herein as the “Closing Date.”

(b) Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Partnership to the Representatives against delivery of the Notes through the facilities of DTC for the account of the Initial Purchasers, of the Global Note, with any transfer taxes payable in connection with the sale of the Notes duly paid by the Issuers.

3. Representations and Warranties of the SunCoke Entities. The SunCoke Entities jointly and severally represent and warrant to each Initial Purchaser that:

(a) Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Notes and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the SunCoke Entities make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Issuers in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum.

(b) Additional Written Communications. The Partnership Entities (including their agents and representatives, other than the Initial Purchasers in their capacity as such) have not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes (each such communication by the Partnership Entities or their agents and representatives (other than a communication referred to in clauses (i) and (ii) below) an “Issuer Written Communication”) other than (i) the Preliminary Offering Memorandum, (ii) the Offering Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) any electronic road show or other written communications, in each case used in accordance with Section 4(c). Each such Issuer Written Communication, when taken together with the Time of Sale Information at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Partnership Entities make no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Partnership Entities in writing by such Initial Purchaser through the Representatives expressly for use in any Issuer Written Communication.

(c) Organization and Good Standing. Each of the SunCoke Entities has been duly organized, is validly existing and in good standing as a limited partnership, limited liability company or corporation under the laws of its jurisdiction of organization as set forth on Schedule 3. Each of the Partnership Entities is duly qualified to do business and in good standing as a foreign corporation, foreign limited partnership or foreign limited liability company in each jurisdiction (as set forth on Schedule 3) in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, in the aggregate, (i) reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, business or prospects of the Partnership Entities taken as a whole (a “Material Adverse Effect”); (ii) materially impair the ability of any of the Partnership Entities to consummate the Transactions or any other transactions provided for in this Agreement or the Operative Agreements; or (iii) subject the limited partners of the Partnership to any material liability or disability. Each of the SunCoke Entities has all power and authority necessary to enter into and perform its obligations under the Operative Agreements to which it is a party and to own or hold their properties and to conduct the businesses in which they are engaged. The Partnership does not and, after giving effect to the Transactions, will not own or control, directly or indirectly, any corporation, association or other entity other than those entities that are its subsidiaries and that are listed on Schedule 3 hereto.

(d) General Partner Power and Authority. The General Partner has, and at the Closing Date will have, full limited liability company power and authority to act as the general partner of the Partnership in all material respects.

(e) Ownership: Sun Coal & Coke. The Sponsor owns 100% of the outstanding limited liability company interests (“Membership Interests”) in Sun Coal & Coke; such Membership Interests are duly authorized and validly issued in accordance with the Limited Liability Company Agreement of Sun Coal & Coke (the “Sun Coal & Coke Agreement”) and are fully paid (to the extent required under the Sun Coal & Coke Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).

(f) Ownership: General Partner. Sun Coal & Coke owns 100% of the Membership Interests in the General Partner; such Membership Interests are duly authorized and validly issued in accordance with the First Amended and Restated Limited Liability Agreement of the General Partner, dated as of July 30, 2012 (the “General Partner Agreement”) and are fully paid (to the extent required under the General Partner Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).

(g) Ownership: The Partnership. The General Partner is and, at the Closing Date, will be, the sole general partner of the Partnership, by virtue of a 2.0% general partner interest in the Partnership (the “GP Interest”); such GP Interest has been duly authorized and validly issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 24, 2013 (“the A&R Partnership Agreement”); and the General Partner owns such GP Interest free and clear of all Liens, except for restrictions on transferability contained in the A&R Partnership Agreement and Liens described in the Preliminary Offering Memorandum.

(h) Ownership: Finance Corp. The Partnership owns 100% of the capital stock of Finance Corp.; such capital stock has been duly authorized and validly issued in accordance with the certificate of incorporation of Finance Corp., and is fully paid and nonassessable; and the Partnership owns such capital stock free and clear of all Liens, except for Liens described in the Preliminary Offering Memorandum.

(i) Ownership: Operating Subsidiaries. At the Closing Date, other than the Partnership’s ownership, directly or indirectly, of (i) 98% of the limited liability company interests in each of Haverhill Operating Company and Middletown Operating Company, (ii) the ownership by Haverhill Operating Company and Middletown Operating Company of 100% of the limited liability company interests in each of Haverhill Cogeneration Operating Company and Middletown Cogeneration Operating Company, respectively, (iii) 100% of the common stock of SunCoke Energy Partners Finance Corp., (iv) the ownership of 100% of the limited liability company interests of SunCoke Logistics and (v) the ownership by SunCoke Logistics of 100% of the limited liability company interests or common stock, as applicable, of each of SunCoke Lake Terminal, Kanawha River, Marigold Dock and Ceredo, the Partnership does not own, directly or indirectly, own any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(j) The Indenture. Each of the instruments comprising the Indenture has been duly authorized, executed and delivered by each of the Issuers and the Guarantors, and (assuming due authorization, execution and delivery thereof by the Trustee) the Indenture constitutes a valid and legally binding agreement of each of the Issuers and the Guarantors enforceable against each of the Issuers and the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (collectively, the “Enforceability Exceptions”).

(k) The Notes and the Guarantees. The Notes have been duly authorized by the Issuers and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the Guarantees have been duly authorized by each of the Guarantors and, when the Notes have been duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the Enforceability Exceptions.

(l) Due Authorization. Each of the SunCoke Entities has all requisite limited partnership, limited liability company or corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture and the Securities. The Issuers have all requisite limited partnership or corporate power and authority, as applicable, to issue, sell and deliver the Notes, in accordance with and upon the terms and conditions set forth in this Agreement, the Time of Sale Information and the Indenture. At the Closing Date, all limited partnership, limited liability company or corporate action, as the case may be, required to be taken by any of the Partnership Entities or any of their respective unitholders, members, partners or stockholders for the authorization, issuance, sale and delivery of the Notes, the issuance of the Guarantees, the execution and delivery of the Operative Agreements and the consummation of the Transactions and any other transactions contemplated by this Agreement and the Operative Agreements, shall have been validly taken.

(m) The Purchase Agreement. This Agreement has been duly and validly authorized, executed and delivered by each of the SunCoke Entities.

(n) Other Transaction Documents. At the Closing Date, the Transaction Documents will have been duly authorized, executed and delivered by the SunCoke Entities party thereto and will be valid and legally binding agreements of such SunCoke Entities, enforceable against such SunCoke Entities in accordance with their respective terms, subject, with respect to the enforceability of each such agreement, to the Enforceability Exceptions.

(o) No Conflicts. The issuance and sale of the Notes, the issuance of the Guarantees, the execution, delivery and performance of this Agreement and the Transaction Documents by the SunCoke Entities party hereto and thereto, the consummation of the transactions contemplated hereby and by the Transaction Documents and the application of the proceeds from the sale of the Notes as described under “Use of proceeds” in the Preliminary Offering Memorandum will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, result in the termination, modification or acceleration of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the SunCoke Entities, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which any SunCoke Entity is a party or by which any Partnership Entity is bound or to which any of the Partnership or assets of the Partnership Entities are subject; (ii) result in any violation of the provisions of the Organizational Agreements; or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Partnership Entities or any of their properties or assets, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, or Lien that would not, individually or in the aggregate, have a Material Adverse Effect.

(p) No Consents Required. No consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over any of the SunCoke Entities or any of their properties or assets is required in connection with (i) the offering, issuance or sale of the Securities as described in the Preliminary Offering Memorandum; (ii) the execution, delivery and performance of this Agreement and the Transaction Documents by the SunCoke Entities party hereto and thereto and the consummation of the Transactions contemplated hereby or thereby; or (iii) the application of the proceeds from the sale of the Notes as described under “Use of proceeds” in the Preliminary Offering Memorandum, except (A) for such consents that have been, or prior to the Closing Date will be, obtained or made; (B) for such consents that, if not obtained, have not and would not materially impair the ability of any of the SunCoke Entities to consummate the Transactions or any other transactions provided for in this Agreement or the Transaction Documents; and (C) as described in the Preliminary Offering Memorandum.

(q) Financial Statements. The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Time of Sale Information and the Offering Memorandum comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods indicated, except to the extent disclosed therein. The summary historical financial and operating data included under the caption “Summary—Summary historical and pro forma financial and operating data” included or incorporated by reference in the Time of Sale Information and the Offering Memorandum (and any amendment or supplement thereto) and the selected historical financial and operating data set forth under the caption “Selected historical and pro forma financial and operating data” included in the Time of Sale Information and the Offering Memorandum (and any amendment or supplement thereto) is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which they have been derived, except as described therein. The other financial information of the Partnership (or its predecessor for accounting purposes), including non-GAAP financial measures contained in or incorporated by reference in the Time of Sale Information and the Offering Memorandum has been derived from the accounting records of the Partnership Entities or their predecessors for accounting purposes, fairly presents in all material respects the information purported to be shown thereby. The Partnership Entities do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Preliminary Offering Memorandum.

(r) Pro Forma Financial Statements. The pro forma financial statements included or incorporated by reference in the Time of Sale Information and the Offering Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included or incorporated by reference in the Time of Sale Information and the Offering Memorandum. The pro forma financial statements included or incorporated by reference in the Time of Sale Information and the Offering Memorandum comply as to form in all material respects with the applicable requirements of Regulation S-X under the Act.

(s) Independent Accountants. Ernst & Young LLP, who have certified certain financial statements of the Partnership and its consolidated subsidiaries and its predecessor for accounting purposes, whose reports appear in the Time of Sale Information and the Offering Memorandum and who have delivered the initial letter referred to in Section 6(e) hereof, are independent public accountants as required by the Securities Act and the Public Company Accounting Oversight Board.

(t) Accounting Controls. The Partnership Entities maintain internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Partnership and its predecessor for accounting purposes in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets; (iii) access to the assets of the Partnership and its predecessor for accounting purposes is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the assets of the Partnership and its predecessor for accounting purposes is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. As of the date of the most recent balance sheet of the Partnership and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP, there were no material weaknesses in the internal controls of any Partnership Entity.

(u) Disclosure Controls. (i) The SunCoke Entities maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that information that will be required to be disclosed by the Partnership is accumulated and communicated to management of the Partnership, including the principal executive officer and principal financial officer of the General Partner, as appropriate, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(v) No Significant Deficiencies or Material Weaknesses. Since the date of the most recent balance sheet of the Partnership and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP, (i) the Partnership has not been advised of or become aware of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Partnership Entities to record, process, summarize and report financial data, or any material weaknesses in internal controls; and (B) any fraud, whether or not material, that involves management or other employees of any Partnership Entity who have a significant role in the internal controls of the Partnership Entities; and (ii) there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(w) Accurate Accounting Disclosure. The section entitled “Management’s discussion and analysis of financial condition and results of operations—Critical accounting policies” set forth in the Preliminary Offering Memorandum accurately and fully describes (i) the accounting policies that the Partnership believes are the most important in the portrayal of the Partnership’s financial condition and results of operations and that require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”); (ii) the judgments and uncertainties affecting the application of Critical Accounting Policies; and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions and an explanation thereof.

(x) No Material Adverse Change. Except as described in the Time of Sale Information and the Offering Memorandum, since the date of the latest audited financial statements included in the Time of Sale Information and the Offering Memorandum, no Partnership Entity has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; (ii) issued or granted any securities; (iii) incurred any material liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business; (iv) entered into any material transaction not in the ordinary course of business; or (v) made any distribution, and since such date, there has not been any change in the stock, partnership interests or limited liability company interests, as applicable, or long-term debt of the Partnership Entities or any adverse change, or any development reasonably expected to have a Material Adverse Effect.

(y) Title to Property. Each of the Partnership Entities has good and marketable title to all real property, and good title to all personal property described in the Time of Sale Information and the Offering Memorandum as being owned by the Partnership Entities, in each case owned by it, in each case free and clear of all liens, encumbrances and defects, except Permitted Liens (as defined in the Indenture) and such liens, encumbrances and defects as are described in the Time of Sale Information and the Offering Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by any of the Partnership Entities. All assets held under lease by each of the Partnership Entities are held by it under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by any of the Partnership Entities.

(z) Licenses and Permits. Each of the Partnership Entities has such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own its properties and conduct its businesses in the manner described in the Time of Sale Information and the Offering Memorandum, except for any of the foregoing that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or except as described in the Time of Sale Information and the Offering Memorandum. Each of the Partnership Entities has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect or except as described in the Time of Sale Information and the Offering Memorandum. None of the Partnership Entities has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.

(aa) Intellectual Property. Each of the Partnership Entities owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others.

(bb) Legal Proceedings. Except as described in the Time of Sale Information and the Offering Memorandum, there are no legal or governmental proceedings pending to which any of the Partnership Entities is a party or of which any property or assets of the Partnership Entities is the subject that could, in the aggregate, reasonably be expected to have a Material Adverse Effect or could, in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement, the Transaction Documents or the ability of the Partnership Entities to consummate the Transactions or any other transactions provided for in this Agreement or the Transaction Documents; and to the SunCoke Entities’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(cc) Accurate Contract Disclosure. The statements made in the Time of Sale Information and the Offering Memorandum, insofar as they purport to constitute summaries of the terms of the contracts and other documents described and filed, constitute accurate summaries of the terms of such contracts and documents in all material respects. The SunCoke Entities have no knowledge that any other party to any such contract or other document has any intention not to render full performance as contemplated by the terms thereof.

(dd) Accurate Disclosure. The statements made in the Preliminary Offering Memorandum under the captions “Description of notes” and “Certain United States federal income and estate tax considerations,” insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, descriptions of the Securities, summaries of provisions of the Operative Agreements or any other instruments, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(ee) Insurance. The Partnership Entities carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Partnership Entities are in full force and effect; the Partnership Entities are in compliance with the terms of such policies in all material respects; and neither the Partnership nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the Partnership Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Partnership Entities has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Effect.

(ff) No Relationships. No relationship, direct or indirect, exists between or among any of the Partnership Entities, on the one hand, and the directors, officers, equity holders, customers or suppliers of any of the Partnership Entities, on the other hand, that is required to be described in the Partnership’s most recent prospectus supplement filed with the Commission which is not so described in the Offering Memorandum.

(gg) No Labor Disputes. No labor disturbance by or dispute with the employees of any of the Partnership Entities exists or, to the knowledge of the Partnership Entities, is imminent that could reasonably be expected to have a Material Adverse Effect.

(hh) No Existing Violation or Default. None of the Partnership Entities are or, after giving effect to the Transactions, will be (i) in violation of their Organizational Agreements; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which they are a party or by which they are bound or to which any of their properties or assets are subject; or (iii) in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over them or their property or assets or have failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of their property or to the conduct of their business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Compliance With Environmental Laws. (i) The Partnership Entities (x) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, permits, decrees and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), and all past noncompliance with Environmental Laws has been settled and resolved without future obligation, (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses and (z) have not received written notice and otherwise do not have knowledge of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants; (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Partnership Entities, except, in the case of each of (i) and (ii) above, as described in the Time of Sale Information and the Offering Memorandum or, for any such failure to comply, or failure to receive required permits, licenses or approvals, notices of liability or cost or liability, as, individually or in the aggregate, would not have a Material Adverse Effect; and (iii) except as described in the Time of Sale Information and the Offering Memorandum, (x) there are no proceedings that are pending against any of the Partnership Entities under any Environmental Laws, other than such proceedings that, individually or in the aggregate, would not have a Material Adverse Effect, and (y) the Partnership Entities are not aware of any issues regarding compliance with Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that, individually or in the aggregate, would not have a Material Adverse Effect.

(jj) Taxes. The Partnership Entities have filed all federal, state, local and foreign tax returns required to be filed through the date hereof (which returns are complete and correct in all material respects), subject to permitted extensions, and have timely paid all taxes due, and no tax deficiency has been determined adversely to the Partnership Entities, nor do the Partnership Entities have any knowledge of any tax deficiencies, that have been, or could reasonably be expected to be asserted against any Partnership Entity, that could, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(kk) Compliance with ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which the Partnership or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has in all material respects been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no material “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code), has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that could reasonably be expected to result in any material loss; (B) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur; and (C) neither the Partnership nor any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iv) each Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter, or its equivalent, from the Internal Revenue Service and nothing since the receipt of such letter has occurred that could reasonably be expected to result in a loss of the Plan’s qualified status, and the period for applying for a determination letter has not lapsed.

(ll) Statistical and Market Data. The statistical and market-related data included in the Time of Sale Information and the Offering Memorandum and the consolidated financial statements of the Partnership and its predecessor for accounting purposes in the Preliminary Offering Memorandum are based on or derived from sources that the SunCoke Entities believe to be reliable in all material respects.

(mm) Investment Company Act. Neither the Partnership nor any of its subsidiaries is, and as of the Closing Date and, after giving effect to the offer and sale of the Notes and the application of the proceeds therefrom as described under “Use of proceeds” in the Time of Sale Information and the Offering Memorandum, none of them will be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder; or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

(nn) No Broker’s Fees. None of the SunCoke Entities is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or the Initial Purchasers for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(oo) No Stabilization. The Partnership and its affiliates have not taken, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership in connection with the offering of the Securities.

(pp) No Employment Violations. None of the Partnership Entities are in violation of or have received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, the violation of any of which could reasonably be expected to have a Material Adverse Effect.

(qq) No Unlawful Payments. None of the Partnership Entities, nor, to the knowledge of the SunCoke Entities, any director, officer, agent, employee or other person associated with or acting on behalf of any Partnership Entity, has (i) used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from its funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(rr) Compliance with Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership Entities with respect to the Money Laundering Laws is pending or, to the knowledge of the Partnership Entities, threatened.

(ss) No Conflicts with Sanctions Laws. None of the Partnership Entities nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or affiliate of any Partnership Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(tt) Solvency. On and immediately after the Closing Date, each Partnership Entity (after giving effect to the issuance and sale of the Notes, the issuance of the Guarantees and the other transactions related thereto as described in each of the Time of Sale Information and the Offering Memorandum) will be Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value (and present fair saleable value) of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Notes and the issuance of the Guarantees as contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital; and (v) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

(uu) No Restrictions on Subsidiaries. None of the Operating Subsidiaries is currently prohibited, directly or indirectly, from paying any distributions to the Partnership, from making any other distributions on such subsidiary’s equity interests, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except for any prohibitions arising under or in connection with the Credit Agreement, or Indenture or as described in each of the Time of Sale Information and the Offering Memorandum.

(vv) Rule 144A Eligibility. On the Closing Date, the Notes will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Notes, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(ww) No Integration. Neither the Partnership nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Securities under the Securities Act.

(xx) No General Solicitation or Directed Selling Efforts. None of the Partnership or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has (i) solicited offers for, or offered or sold, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engaged in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.

(yy) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) (including Annex C hereto) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes and the issuance of the Guarantees to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(zz) Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Partnership as described in each of the Time of Sale Information and the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

(aaa) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included in any of the Time of Sale Information or the Offering Memorandum has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(bbb) Ratings. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, no “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Partnership that it is considering imposing) any condition (financial or otherwise) on the Partnership’s retaining any rating assigned to the Partnership or any securities of the Partnership Entities or (ii) has informed the Partnership that it is considering any of the actions described in Section 6(b)(ii) hereof.

Any certificate signed by any officer of any of the SunCoke Entities and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the SunCoke Entities, as to matters covered thereby, to each Initial Purchaser.

4. Further Agreements of the SunCoke Entities. The SunCoke Entities jointly and severally covenant and agree with each Initial Purchaser that:

(a) Delivery of Copies. The Issuers will deliver, without charge, to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum, the Issuers will furnish to the Representatives and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement to which the Representatives reasonably object.

(c) Additional Written Communications. Before making, preparing, using, authorizing, approving or referring to any Issuer Written Communication, the Issuers will furnish to the Representatives and counsel for the Initial Purchasers a copy of such written communication for review and will not make, prepare, use, authorize, approve or refer to any such written communication to which the Representatives reasonably object.

(d) Notice to the Representatives. The Issuers will advise the Representatives promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information, Issuer Written Communication or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Issuers of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Issuers will use their reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information, any Issuer Written Communication or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement the Time of Sale Information to comply with law, the Issuers will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Time of Sale Information as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

(f) Ongoing Compliance of the Offering Memorandum. If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Issuers will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law.

(g) Blue Sky Compliance. The Partnership Entities will qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that none of the Partnership Entities shall be required to (i) qualify as a foreign limited partnership, limited liability company or corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(h) Clear Market. During the period from the date hereof through and including the date that is 60 days after the date hereof, each of the Partnership Entities will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by any of the Partnership Entities and having a tenor of more than one year.

(i) Use of Proceeds. The Issuers will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Offering Memorandum under the heading “Use of proceeds.”

(j) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, each of the Partnership Entities will, during any period in which the Partnership is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(k) DTC. The Issuers will assist the Initial Purchasers in arranging for the Notes to be eligible for clearance and settlement through DTC.

(l) No Resales by the Issuers. The Issuers will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been acquired by any of them, except for Notes purchased by the Issuers or any of their affiliates and resold in a transaction registered under the Securities Act.

(m) No Integration. Neither the Issuers nor any of their affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Notes in a manner that would require registration of the Securities under the Securities Act.

(n) No General Solicitation or Directed Selling Efforts. None of the Issuers or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

(o) No Stabilization. None of the Partnership Entities will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Notes.

5. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Notes other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) any written communication that contains either (a) no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) or (b) “issuer information” that was included in the Time of Sale Information or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Issuers in advance in writing or (v) any written communication relating to or that contains the preliminary or final terms of the Securities or their offering and/or other information that was included in the Time of Sale Information or the Offering Memorandum.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Notes on the Closing Date as provided herein is subject to the performance by the SunCoke Entities of their respective covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the SunCoke Entities contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the SunCoke Entities and their respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Notes or any other debt securities or preferred stock issued or guaranteed by the Issuers or any of the Partnership’s subsidiaries by any “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) under the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Notes or of any other debt securities or preferred stock issued or guaranteed by the Issuers or any of the Partnership’s subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(x) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Offering Memorandum (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

(d) Officers’ Certificate. The Representatives shall have received on and as of the Closing Date a certificate of an executive officer and a principal financial or accounting officer of each of the SunCoke Entities who has specific knowledge of the Partnership’s or any Guarantor’s financial matters and is satisfactory to the Representatives (i) confirming that each such officer has carefully reviewed the Time of Sale Information and the Offering Memorandum and, to the best knowledge of each such officer, the representations set forth in Sections 3(a) and 3(b) hereof are true and correct, (ii) confirming that the other representations and warranties of the applicable SunCoke Entity in this Agreement are true and correct and that such SunCoke Entity has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (b) and (c) above.

(e) Comfort Letters. On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Issuers, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(f) Opinion and 10b-5 Statement of Counsel for the Issuers. Vinson & Elkins L.L.P., counsel for the Issuers, shall have furnished to the Representatives, at the request of the Issuers, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives.

(g) Opinion of Alabama Counsel. Helming, Leach, Herlong, Newman & Rouse, P.C. shall have furnished to the Representatives its written opinion, as special Alabama counsel to the Partnership Parties, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance reasonably satisfactory to the Representatives.

(h) Opinion of Florida Counsel. Shutts & Bowen LLP shall have furnished to the Representatives its written opinion, as special Florida counsel to the Partnership Parties, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance reasonably satisfactory to the Representatives.

(i) Opinion of General Counsel for the Issuers. Denise R. Cade, general counsel for the General Partner, shall have furnished to the Representatives her written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives.

(j) Opinion and 10b-5 Statement of Counsel for the Initial Purchasers. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement, addressed to the Initial Purchasers, of Latham & Watkins LLP, counsel for the Initial Purchasers, with respect to such matters as the Representative may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(k) Chief Financial Officer’s Certificate. The Representatives shall have received certificates, dated the date hereof and as of the Closing Date, of the Chief Financial Officer of the General Partner substantially in the form of Annex D hereto.

(l) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of the Guarantees; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes or the issuance of the Guarantees.

(m) Good Standing. The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Partnership Entities in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(n) DTC. The Notes shall be eligible for clearance and settlement through DTC.

(o) Notes. The Notes shall have been duly executed and delivered by a duly authorized officer of each of the Issuers and duly authenticated by the Trustee.

(p) Additional Documents. On or prior to the Closing Date, the SunCoke Entities shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. Each SunCoke Entity jointly and severally agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Issuers in writing by such Initial Purchaser through the Representatives expressly for use therein or (B) any inaccuracy in, or breach of, any representation or warranty of the SunCoke Entities contained in this Agreement or in any certificate, instrument, document or agreement delivered by any of the SunCoke Entities pursuant to or in connection with this Agreement.

(b) Indemnification of the SunCoke Entities. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each of the SunCoke Entities, each of their respective directors and officers and each person, if any, who controls any of the Partnership Entities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Issuers in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: under the caption “Plan of Distribution,” paragraph 3, the fourth sentence of the seventh paragraph and paragraph 9.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification under paragraph (a) or (b) above that the Indemnifying Person may designate in such proceeding and shall pay the reasonable fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representatives and any such separate firm for the SunCoke Entities, their respective directors and officers and any control persons of the Partnership Entities shall be designated in writing by the Partnership. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an

Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Entities on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Partnership Entities on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Partnership Entities on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Issuers from the sale of the Notes and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Notes. The relative fault of the Partnership Entities on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by any Partnership Entity or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Partnership Entities and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Issuers, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by any of the Partnership Entities shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum.

9. Defaulting Initial Purchaser.

(a) If, on the Closing Date, any Initial Purchaser defaults on its obligation to purchase the Notes that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Notes by other persons satisfactory to the Issuers on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Notes, then the Issuers shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Notes on such terms. If other persons become obligated or agree to purchase the Notes of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Issuers may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Issuers or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Issuers agree to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Notes that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuers as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Notes, then the Issuers shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Notes that such Initial Purchaser agreed to purchase hereunder) of the Notes of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Issuers as provided in paragraph (a) above, the aggregate principal amount of such Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Notes, or if the Issuers shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the SunCoke Entities, except that each of the SunCoke Entities will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the SunCoke Entities or any non-defaulting Initial Purchaser for damages caused by its default.

10. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, each of the SunCoke Entities jointly and severally agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information, any Issuer Written Communication and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the SunCoke Entities’ counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Notes; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the approval of the Notes for book-entry transfer by DTC; and (ix) all expenses incurred by the SunCoke Entities in connection with any “road show” presentation to potential investors.

(b) If (i) this Agreement is terminated pursuant to Section 8, (ii) the Issuers for any reason fail to tender the Notes for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Notes for any reason permitted under this Agreement, each of the SunCoke Entities jointly and severally agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the SunCoke Entities and the Initial Purchasers contained in this Agreement or made by or on behalf of the SunCoke Entities or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the SunCoke Entities or the Initial Purchasers.

13. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; (d) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended; (e) the term “written communication” has the meaning set forth in Rule 405 under the Securities Act; and (f) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

14. Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuers, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

15. Miscellaneous.

(a) Authority of the Representatives. Any action by the Initial Purchasers hereunder may be taken by the Representatives on behalf of the Initial Purchasers, and any such action taken by the Representatives shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representatives c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; Attention: General Counsel. Notices to the Partnership Entities shall be given to them at SunCoke Energy Partners, L.P., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, (fax: 630-824-1004); Attention: General Counsel.

(c) Governing Law. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York.

(d) Submission to Jurisdiction. The SunCoke Entities hereby submit to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The SunCoke Entities waive any objection which they may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. Each of the SunCoke Entities agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon each Partnership Party, as applicable, and may be enforced in any court to the jurisdiction of which Partnership Party, as applicable, is subject by a suit upon such judgment.

(e) Waiver of Jury Trial. The Partnership Parties and the Initial Purchasers hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(g) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(h) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC,
its general partner

By:	/s/ Mark E. Newman

Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY PARTNERS GP LLC

By:	/s/ Mark E. Newman

Name: Mark E.Newman
Title: Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY PARTNERS FINANCE CORP.

By:	/s/ Mark E. Newman

Name: Mark E.Newman
Title: Senior Vice President and Chief Financial Officer

SUN COAL & COKE LLC

By:	/s/ Mark E. Newman

Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY, INC.

By:	/s/ Mark E. Newman

Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

HAVERHILL COGENERATION COMPANY LLC
HAVERHILL COKE COMPANY LLC
MIDDLETOWN COGENERATION COMPANY LLC
MIDDLETOWN COKE COMPANY, LLC
SUNCOKE LOGISTICS LLC
SUNCOKE LAKE TERMINAL LLC
KANAWHA RIVER TERMINALS LLC
MARIGOLD DOCK, INC.
CEREDO LIQUID TERMINAL, LLC

By:	/s/ Mark E. Newman

Name: Mark E. Newman
Title: Senior Vice President and Chief Financial Officer

Accepted: April 30, 2014

Citigroup Global Markets Inc.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

For themselves and on behalf of the several Initial Purchasers listed in Schedule 1 hereto.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brennan Smith
Name: Brennan Smith
Title: Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ Kevin Crealese
Name: Kevin Crealese
Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Michael Speller
Name: Michael Speller
Title: Managing Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Bradford D. Garvey
Name: Bradford D. Garvey
Title: Vice President

RBC CAPITAL MARKETS, LLC

By:	/s/ Christopher Sakara
Name: Christopher Sakara
Title: Director

Schedule 1

Initial Purchaser	Principal Amount
Citigroup Global Markets Inc.	70,000,000
Barclays Capital Inc.	37,500,000
Credit Suisse Securities (USA) LLC	37,500,000
J.P. Morgan Securities LLC	37,500,000
RBC Capital Markets, LLC	30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	12,500,000
RBS Securities Inc.	12,500,000
Wells Fargo Securities, LLC	12,500,000

Total	$250,000,000

Schedule 2

GUARANTORS

Haverhill Coke Company LLC

Middletown Coke Company, LLC

Haverhill Cogeneration Company LLC

Middletown Cogeneration Company LLC

SunCoke Logistics LLC

SunCoke Lake Terminal LLC

Kanawha River Terminals LLC

Marigold Dock, Inc.

Ceredo Liquid Terminal, LLC

Schedule 3

Entity	Jurisdiction of Organization	Foreign Qualifications
SunCoke Energy Partners, L.P.	Delaware	N/A
SunCoke Energy Partners Finance Corp.	Delaware	N/A
SunCoke Energy Partners GP LLC	Delaware	N/A
Haverhill Coke Company LLC	Delaware	Ohio
Middletown Coke Company, LLC	Delaware	Ohio
Haverhill Cogeneration Company LLC	Delaware	Ohio
Middletown Cogeneration Company LLC	Delaware	Ohio
Sun Coal & Coke LLC	Delaware	N/A
SunCoke Energy, Inc.	Delaware	N/A
SunCoke Logistics LLC	Delaware	N/A
SunCoke Lake Terminal LLC	Delaware	Indiana
Kanawha River Terminals LLC	Florida	Kentucky West Virginia
Marigold Dock, Inc.	Alabama	Kentucky
Ceredo Liquid Terminal, LLC	Florida	West Virginia

Schedule 4

SUBSIDIARIES

Haverhill Coke Company LLC

Middletown Coke Company, LLC

Haverhill Cogeneration Company LLC

Middletown Cogeneration Company LLC

SunCoke Energy Partners Finance Corp.

SunCoke Logistics LLC

SunCoke Lake Terminal LLC

Kanawha River Terminals LLC

Marigold Dock, Inc.

Ceredo Liquid Terminal, LLC

ANNEX A

a. Additional Time of Sale Information

1. Term sheet containing the terms of the Securities, substantially in the form of Annex B.

A-1

ANNEX B

Pricing Term Sheet, dated April 29, 2014

to Preliminary Offering Memorandum dated April 28, 2014

Strictly Confidential

SunCoke Energy Partners, L.P.

SunCoke Energy Partners Finance Corp.

This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum (the “Preliminary Offering Memorandum”). The information in this pricing term sheet supplements the Preliminary Offering Memorandum and updates and supersedes the information in the Preliminary Offering Memorandum to the extent it is inconsistent with the information in the Preliminary Offering Memorandum. Terms used and not defined herein have the meanings assigned in the Preliminary Offering Memorandum.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Issuers:	SunCoke Energy Partners, L.P. and SunCoke Energy Partners Finance Corp.

Distribution:	144A/Regulation S without registration rights

Size:	$250,000,000
Gross Proceeds:	$263,125,000

Maturity:	February 1, 2020
Coupon:	7.375%
Issue Price:	105.25% of face amount, plus accrued interest from February 1, 2014

Yield to Worst:	6.077%

Spread to Benchmark Treasury:	+433 basis points
Benchmark Treasury:	UST 1.625% due April 30, 2019

Interest Payment Dates:	February 1 and August 1, with next interest payment on August 1, 2014
Equity Clawback:	Up to 35% at 107.375% prior to February 1, 2016

Optional Redemption:	Make-whole call @ T+50bps prior to February 1, 2016, then:

	On or after	Price:
	February 1, 2016	105.531%
	February 1, 2017	103.688%
	February 1, 2018	101.844%
	February 1, 2019	100.000%

Change of Control:	Putable at 101% of principal plus accrued and unpaid interest

B-1

Trade Date:	April 29, 2014
Settlement:	(T+8); May 9, 2014

144A CUSIP:	86723C AC2
144A ISIN: Reg. S CUSIP:	US86723CAC29 U86660 AB0
Reg. S ISIN:	USU86660AB00
Unrestricted CUSIP: Unrestricted ISIN Denominations/Multiple:	86723C AD0 US86723CAD02 $2,000 x $1,000

Ratings*:	B1/B+

Bookrunners:	Citigroup Global Markets Inc. Barclays Capital Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBS Securities Inc. Wells Fargo Securities, LLC

Additional comments:

We expect that delivery of the notes will be made against payment therefor on or about May 9, 2014, which is the eighth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+8”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+8, to specify an alternate settlement cycle at the time of any such trade date to prevent a failed settlement and should consult their own advisor.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these notes or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, and outside the United States solely to Non-U.S. persons as defined under Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

B-2

ANNEX C

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of Securities outside the United States:

(a) Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.

(ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

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(iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Issuers.

Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

(c) Each Initial Purchaser acknowledges that no action has been or will be taken by the Issuers that would permit a public offering of the Securities, or possession or distribution of any of the Time of Sale Information, the Offering Memorandum, any Issuer Written Communication or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.

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Form of Chief Financial Officer Certificate

April 29, 2014

In connection with the offering, sale and issuance by SunCoke Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) and SunCoke Energy Partners Finance Corp., a Delaware corporation (“FinanceCo”, and together with the Partnership, the “Issuers”), of $250,000,000 aggregate principal amount of 7 3/8 % Senior Notes due 2020 (the “Notes”), pursuant to the preliminary offering memorandum dated April 28, 2014 (the “Preliminary Offering Memorandum”), a Purchase Agreement, dated April 30, 2014 (the “Purchase Agreement”), by and among the Issuers, SunCoke Energy Partners GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), Sun Coal & Coke LLC, a Delaware limited liability company, SunCoke Energy, Inc., a Delaware corporation, and Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives (the “Representatives”) of the Initial Purchasers named in Schedule 1 thereto, and the final offering memorandum, dated April 29, 2014 (together with the Preliminary Offering Memorandum, the “Offering Memorandum”), I, Mark E. Newman, solely in my capacity as Chief Financial Officer of the general partner of the Partnership, have been asked to deliver this certificate to the Representatives, on behalf of the Partnership. Based on my examination of the Partnership’s financial records and schedules undertaken by myself or members of my staff who are responsible for the Partnership’s financial accounting matters, I hereby certify, on behalf of the Partnership and solely in my capacity as Chief Financial Officer of the general partner of the Partnership, that:

(1)	I have read the Offering Memorandum, including the preliminary operating results for the quarter ended March 31, 2014 disclosed in the Offering Memorandum under the captions “Summary—Recent Developments.”

(2)	I or members of my staff who are responsible for the Partnership’s financial and accounting matters supervised the compilation of the Partnership’s preliminary financial information set forth in the Offering Memorandum under the captions “Summary—Recent Developments” (together, the “Specified Preliminary Operating Results”).

(3)	I or members of my staff who are responsible for the Partnership’s financial and accounting matters compared the amounts with respect to the Specified Preliminary Operating Results to the preliminary accounting records, analyses, financial schedules and other documents (collectively, the “Books and Records”) of the Partnership and found the amounts to be consistent and in agreement with the Partnership’s Books and Records and based on assumptions that I believed to be reasonable. No consolidated financial statements of the Partnership and its subsidiaries or the Predecessor and its subsidiaries as of any date or for any period subsequent to March, 2014 are available.

(4)	With respect to the Specified Preliminary Operating Results, nothing has come to my attention that causes me to believe that the financial information contained therein is not true, correct and accurate in all material respects. The Specified Preliminary Operating Results are preliminary and subject to adjustments that may arise as a result of the completion of customary quarterly closing and review procedures and are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks.

This certificate is to assist the Representatives in conducting and documenting their investigation of the affairs of the Partnership in connection with the Offering covered by the Offering Memorandum, and the Representatives are entitled to rely on this Chief Financial Officer’s Certificate.

[Signature page follows]

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

SUNCOKE ENERGY PARTNERS, L.P.
By: SunCoke Energy Partners GP LLC, its general partner

By:
	Name:	Mark E. Newman
	Title:	Senior Vice President and Chief Financial Officer